Exhibit 5

October 16, 1997

                        OPINION OF COUNSEL


The Board of Directors
Norfolk Southern Corporation:

     As General Solicitor of Norfolk Southern Corporation ("Corporation"), I have acted as counsel for the Corporation in connection with the proposed reservation for issuance by the Corporation of up to 22,203,604 shares ("Shares") of Norfolk Southern Corporation Common Stock ("Common Stock") pursuant to the terms of the Norfolk Southern Corporation Long-Term Incentive Plan, as amended ("Plan"), as a result of the declaration by the Corporation of a three-for-one split of the Common Stock.

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of the regulation S-K under the Securities Act of 1933, as amended ("Securities Act"). In furnishing this opinion, I or attorneys under my supervision have examined such documents, legal opinions and precedents, corporate and other records of the Corporation, and certificates of public officials and officers of the Corporation as I have deemed necessary or appropriate in the circumstances to provide a basis for the opinion set forth below. In this examination, I or they have assumed the genuineness of all signatures, the authenticity of all documents submitted as original documents and conformity to original documents of all documents submitted as certified or photostatic copies.

     On the basis of the foregoing and such other investigation as I have deemed necessary, I am of the opinion that any Shares of Common Stock, when issued and delivered for the purposes described in and in accordance with the terms of the Plan, will be duly authorized, legally issued and fully paid and nonassessable.

     I consent to the filing of this opinion as an Exhibit to the Post-Effective Amendment No. 1 to Registration Statement No.
33-61317 filed by the Corporation in connection with the registration under the Securities Act of 1933, as amended, of Common Stock to be issued pursuant to the Plan.


                                   /s/ Joseph C. Dimino
                                   Joseph C. Dimino, Esq.